2350 N. Sam Houston Parkway East Suite 300 Houston, Texas 77032 (281) 618-4700 Fax: (281) 618-4820

NEWS RELEASE

SOUTHWESTERN ENERGY PROVIDES THIRD QUARTER 2003
OPERATIONAL UPDATE

East Texas Drilling Program Continues to Provide Meaningful
Results and Increased Production Volumes

Company Sees Downspacing Potential at Overton Field Beyond 2004

     Houston, Texas - October 30, 2003...Southwestern Energy Company (NYSE: SWN) today announced that gas and oil production for the three months ended September 30, 2003 was 11.1 billion cubic feet of gas equivalent (Bcfe), up 10% from 10.1 Bcfe in the second quarter of 2003 and up 11% from 10.0 Bcfe in the third quarter of 2002. The company's production target for the fourth quarter of 2003 is 11.5 - 12.0 Bcfe, in line with its earlier guidance. With the first nine months of 2003 production at 30.0 Bcfe, the company estimates that its full-year production will be approximately 42.0 Bcfe for 2003, compared to 40.1 Bcfe produced during 2002.

     During the first nine months of 2003, the company participated in a total of 99 wells. Of these, 77 were successful and 8 were in progress at the end of the quarter. In the third quarter, Southwestern participated in 31 wells of which 20 were successful, 3 were dry and 8 were in progress at the end of the quarter. The company's E&P capital investments through the end of the third quarter of 2003 were $121.1 million, compared to $63.4 million for the same period of 2002, with approximately 83% of 2003 capital allocated to drilling exploration or development wells.

     "Our third quarter results were in line with our expectations and 2003 plan," stated Harold M. Korell, President and Chief Executive Officer of Southwestern Energy. "Our production growth since the first quarter has come primarily through the drilling program in our East Texas Overton Field. We are well-positioned to take advantage of our high cash flow with a strong inventory of wells in our East Texas, Arkoma, Permian and South Louisiana project areas."

     In East Texas, Southwestern has drilled and completed 41 wells at its Overton Field during the first three quarters of 2003, bringing the number of wells it has drilled in the field to 74 wells since the company acquired the property. Southwestern has experienced a 100% success rate at Overton since it began its development drilling program in 2001. Gross production in the field is currently 58 MMcf equivalent per day. Initial production rates of new wells drilled in the field this year have averaged 3.3 MMcf equivalent per day and the company estimates that the average expected ultimate recovery of the new wells drilled is approximately 2.2 gross Bcfe per well.

     Southwestern continues to reduce the time it takes to drill wells at Overton, and set a new field record by taking only 16 days from spud to total depth on the Wright #1-5 well drilled during the quarter. To date in 2003, Southwestern's average drilling time has been 24 days per well. This compares favorably to the average drilling time of 27 days per well achieved in 2002.

     The company stated that plans for 2004 are to drill an additional 50 - 60 wells in the field with some locations likely being 40-acre spaced wells. The company also reported that based on current well performance in the field, it would anticipate a significant drilling program in 2005. Although current field rules allow for development at optional 80-acre spacing (eight wells per 640-acre unit), regulatory approval has allowed the company to drill four wells during 2003 at locations that are effectively 40-acre spaced wells. Results from the four wells drilled at 40-acre spacing have been encouraging. Of the four test wells drilled at 40-acre spacing, three wells indicated pressures near original reservoir pressures and one showed partial depletion.

     "Results from our 2003 drilling program has added significantly to our understanding of the Overton Field and its potential going forward," stated Korell. "The data from the four 40-acre spaced wells that we have drilled in 2003 indicates that a good portion of the field will likely require 40-acre spaced wells to adequately develop the field while other areas of the field will not. In keeping with our focus on present value added per dollar invested, we will be accelerating some 40-acre spaced wells into 2004. Additionally, we are currently negotiating terms for our 2004 drilling program at Overton to ensure that we continue to maintain a high present value added per dollar invested in this project."

     The Overton Field in Smith County, Texas, produces from four Taylor series sands in the Cotton Valley formation at approximately 12,000 feet. Overton provides Southwestern with a low-risk, multi-year drilling program with significant production and reserve growth potential based on the level of infill drilling that is possible in the field. The company's interest in the Overton Field (which now totals approximately 17,900 gross acres) was originally acquired in April 2000 and was primarily developed on 640-acre spacing, or one well per square mile. Analogous Cotton Valley fields in the area have been drilled to 80-acre spacing, and in some cases to 40-acre spacing. The company's average working interest in the Overton Field is 97% and its average net revenue interest is 79%. Southwestern expanded its position in the area during 2001 through a farm-in of approximately 5,800 adjacent acres. This acreage, called "South Overton," contains nine 640-acre units, most of which have only been drilled to 320-acre spacing. The farm-in agreement requires the company to drill a minimum of one well per 120 days on this acreage in 2003. Southwestern's current net revenue interest in South Overton is 73%.

     In the Arkoma Basin, Southwestern has participated in 40 wells through the first nine months of 2003. Of these, 28 were successful, 11 were dry, and 1 was in progress at the end of the third quarter. In the Ranger Anticline area located in Yell County, Arkansas, Southwestern has drilled 10 wells to date in 2003. Of these, 8 were successful and 2 were dry. Southwestern operated 9 out of 10 of these wells with an average working interest of 75%. The company expects to spud up to 4 more development wells in the area by the end of the year. Gross production from the field in December 2002 was 4.3 MMcf per day. At September 30, 2003, gross production from the field was 9.3 MMcf per day. In addition to the company's development drilling, the company expects to spud two exploratory tests in the 4th quarter of 2003, the first of which is approximately six miles west of the current Ranger Anticline development area. This well will target the same Borum sand reservoirs producing in the field, and will begin the evaluation of Southwestern's 35,000 gross undeveloped acres in the prospect area.

     In the Permian Basin, the company made a potentially significant discovery on its River Ridge prospect in the third quarter. This discovery was made by deepening the Rio Blanco "4" Fed Com #1 well to the Devonian formation at 14,590 feet. This Devonian open-hole completion tested at a rate of 5.2 MMcf per day with flowing tubing pressure of 3,320 psi. Southwestern holds a 12.5% working interest in this discovery located in Eddy County, New Mexico, and is currently drilling an offset in which the company holds a 50% working interest. Southwestern believes the overall prospect has approximately 30 Bcfe of gross unrisked potential, typical of adjacent producing fields.

     In South Louisiana, the company has drilled a discovery well on its Coleburn prospect located in Jefferson Parish. The well reached a total depth of 13,000 feet in early October and encountered 33 feet of pay in the Tex W formation and was tested at 2.4 MMcf per day and 24 barrels of condensate per day. Southwestern holds a 50% working interest in this well which is expected to be placed on production in early December.

     Southwestern also commenced drilling operations on its first exploration test in its 135-square mile Duck Lake 3-D seismic project. The company's Canvasback prospect, located in St. Martin Parish, Louisiana, is targeting the Liebusella sands at approximately 18,200 feet and is currently drilling at 11,500 feet. Southwestern Energy operates this 80 Bcfe potential test with a 50% working interest. The company expects this test to be at total depth in 60 to 75 days. In addition to Canvasback, Southwestern expects to spud a test well on its Daffy prospect by the end of the year and on its Redhead prospect early in 2004. The company has identified several additional leads at Duck Lake that it expects will yield prospects later in 2004. Southwestern expects to hold a 50% working interest in each of these prospects.

     Southwestern's executive management team will host a teleconference call on Friday, October 31st at 11:30 a.m. Eastern to discuss the company's third quarter 2003 results. The toll-free number to call is 800-289-0573 and the reservation number is 722662. The teleconference can also be heard "live" over the Internet at the company's website: http://www.swn.com.

     Southwestern Energy Company is an independent energy company primarily focused on the exploration for and production of natural gas. Additional information on the company can be found on the Internet at http://www.swn.com.

Contacts:	Greg D. Kerley	Brad D. Sylvester, CFA
	Executive Vice President	Manager, Investor Relations
	and Chief Financial Officer	(281) 618-4897
(281) 618-4803

     All statements, other than historical financial information, may be deemed to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Although the company believes the expectations expressed in such forward-looking statements are based on reasonable assumptions, such statements are not guarantees of future performance and actual results or developments may differ materially from those in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements herein include, but are not limited to, the timing and extent of changes in commodity prices for gas and oil, the timing and extent of the company's success in discovering, developing, producing, and estimating reserves, property acquisition or divestiture activities that may occur, the effects of weather and regulation on the company's gas distribution segment, increased competition, legal and economic factors, governmental regulation, the financial impact of accounting regulations and critical accounting policies, changing market conditions, the comparative cost of alternative fuels, conditions in capital markets and changes in interest rates, availability of oil field services, drilling rigs, and other equipment, as well as various other factors beyond the company's control, and any other factors listed in the reports the company has filed with the Securities and Exchange Commission. A discussion of these and other factors affecting the company's performance is included in the company's periodic reports filed with the Securities and Exchange Commission including its Annual Report on Form 10-K for the year ended December 31, 2002.

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